Exhibit 1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, (the, "Agreement"), dated as of the date of acceptance set forth below, is entered into by and between Alexandre Frigon (collectively the “Seller”), and LS Technology, Inc. a Panama Corporation and assigns (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser wishes to purchase, and the Seller desires to sell, upon the terms and subject to the conditions of this agreement, 100,000,000 common shares of Xumanii International Holdings Corp. and 2,000,000 Class A preferred shares of Xumanii International Holdings Corp. a Nevada corporation (XUII) (OTCQB XUII) owned by Seller.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	AGREEMENT TO PURCHASE; PURCHASE PRICE.

a.        Purchase.

(i) The Purchaser will purchase from the Seller, (the “Shares”) 100,000,000 common shares of Xumanii International Holdings Corp. and 2,000,000 Class A preferred shares of Xumanii International Holdings Corp. a Nevada corporation (XUII) owned by the Seller in exchange for 1,000,000 Class B nonvoting common shares of LS Technology, Inc.

b.        Method of Payment. Payment to the Seller of the Purchase Price will be made in the form of shares issued by the transfer agent within 30 days of signature on this agreement.

c.        PURCHASER’S REPRESENTATIONS, WARRANTIES, ETC. The Purchaser represents and warrants to, and covenants and agrees with, the Seller  as follows:

a.        The Purchaser is purchasing the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.        The Purchaser is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial, to  protect  its  own  interests  in  connection  with  the  transactions  described  in  this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Shares.

c.        The Purchaser understands that its investment in the Shares involves a high degree of risk.

2.    SELLER REPRESENTATIONS. The Seller represents and warrants to the Purchaser that:

a.        Concerning the Shares. There are no preemptive rights of any shareholder of XUII or any third party to acquire the Shares.

b.        Authority. The Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person, entity or governmental authority.

c.        Title. The Seller has good and marketable title to all of the Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances and will not, until the Purchase Price is paid or this Agreement is terminated, sell, hypothecate, encumber, transfer or otherwise dispose of the Shares. The Seller will transfer the shares in the name of the Purchaser or Purchaser’s assigns upon the satisfaction of all conditions as set forth herein.

d.        Full Disclosure. There is no fact actually known to the Seller that would reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations pursuant to this Agreement.

3.	GOVERNING LAW: MISCELLANEOUS.

a.        This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass the state courts of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the losing party will reimburse the prevailing party for any reasonable legal fees and disbursements incurred in the enforcement of or protection of any of its rights under this Agreement.

b.        Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, will not operate as a waiver thereof.

c.        This Agreement will inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

d.        All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e.        Intentionally left blank.

f.        This Agreement may be signed in one or more counterparts, each of which will be deemed an original.

g.        The headings of this Agreement are for convenience of reference and will not form part of, or affect the interpretation of, this Agreement.

h.        If any provision of this Agreement be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

i.        This Agreement may be amended only by the written consent of both parties.

j.        This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

NOTICES. Any notice required or permitted hereunder will be given in writing (unless otherwise specified herein) and will be deemed effectively given on the date of receipt of communication thereof via e-mail [each party to confirm receipt within 12 hours of receipt]

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

SELLER:
Alexandre Frigon

233 lockhart, Mont-Royal,
Quebec, Canada, H3P 1Y3

PURCHASER:

LS Technology, Inc.

Av. Aquilino de la Guardia y Calle 47
Marbella, Panama City,
Panama

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and the Seller as of the date set forth below.

Date: as of September 17, 2013

Seller:

Alexandre Frigon

Purchaser:

LS Technology, Inc.